Exhibit 10.45
2300 NE Brookwood Pkwy. Hillsboro, Oregon 97124 Phone: (503) 615-9000 FAX: (503) 615-8900

April 9, 2004

Mr. Todd A. Debonis
[address]

Dear Todd;

I am very pleased to offer you the position of Vice-President Worldwide Sales with TriQuint Semiconductor, Inc. (the Company) reporting directly to me. In this position you are responsible for TriQuint’s global sales, MarCom and field applications engineering team supporting multiple technologies and applications in a proprietary environment. You will also be a member of the Corporate Staff. You will have direct impact on the prosperity of our business through your leadership of the sales organization and play a significant role in the management of the corporation as an executive officer.

Your annual base salary will be $220,000.00. You will participate in the sales bonus/incentive program with a target bonus of 50% of base salary at plan. For the remainder of calendar 2004 your bonus will be guaranteed at plan, without option for upside, payable in Q1 of 2005.

In addition, in connection with the commencement of your employment, I will recommend to the Board that the Board grant you an option for 280,000 shares of the Company’s stock (Option shares). The option price will be the closing price on the date the Board approves the grant. The options will vest over 60 months with 28% vesting on the first anniversary of the option grant and then 1.5% monthly thereafter until fully vested. After 12 months of employment you will be eligible to participate in the annual stock option refresh program.

You are eligible for relocation benefits as outlined in the enclosure. Your realtor commission relocation benefit will be grossed up for tax purposes. A “two times” gross up formula will be used based on your expected tax rate.

Change of control—In the event of a Termination Without Cause or Resignation for Good Reason at any time from the date the Board of Directors approves a transaction which, if consummated, will result in a Change in Control and continuing for twelve (12) months following the effective date of such Change in Control the furthest out twelve (12) months of unvested Option shares shall automatically become fully vested. In the event there is a Change of Control in the first 12 months following your hire date the first twelve (12) months of awarded Option shares (28% of your hire grant) shall automatically become vested in lieu of the last twelve (12) months.

Severance—in the event of Termination Without Cause or Resignation for Good Reason you shall be entitled to receive payment, starting within thirty (30) days of the date on which your employment terminates, of severance benefits equivalent to 12 months of base salary less appropriate withholdings paid monthly. Health and life insurance benefits with the same coverage provided to you prior to termination of your employment and in all other respects significantly comparable to those in place immediately prior to such termination will be provided by the Company over the 12 month period immediately following the termination. Severance benefits will discontinue immediately upon your acceptance of subsequent employment or consulting agreements. You will receive no severance benefits for Termination for Cause or Resignation Without Good Reason.

AN EQUAL OPPORTUNITY AFFIRMATIVE ACTION EMPLOYER

A “Change in Control” of the company shall be deemed to occur if and when (i) the Company is merged, consolidated or reorganized into or with another entity, after which the holders of voting securities of the Company immediately prior to such transaction, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the surviving entity; (ii) a sale of the stock of the company occurs, after which the holders of voting securities of the Company immediately prior to such sale, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the Company; (iii) the Company sells or otherwise transfers all or substantially all of its assets to any other entity, after which the holders of voting securities of the Company immediately prior to such sale, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-understanding securities of the purchasing entity.

The term “Termination for Cause” shall mean a termination of your employment by the Company for any of the following reasons: (i) intentional failure to perform assigned duties, (ii) personal dishonesty, (iii) incompetence, as measured against standards generally prevailing in the industry, (iv) willful misconduct, (v) any breach of fiduciary duty involving personal profit, (vi) willful violation of any domestic or international law, rule, regulation (other than traffic violations or similar minor offenses) or final cease and desist order, or any sexual or other harassment of others; (vii) not establishing a primary residence in Oregon within one year; provided however, that with respect to reasons (i), (iii), (iv) and (vii) above, no Termination for Cause shall be deemed to have occurred if you have not been provided with written notice of the factual basis for the alleged failure to perform or incompetence and a thirty (30) day period to take corrective action. In determining incompetence, the act or omissions shall be measured against standards generally prevailing in the industry. A termination of your employment by the Company for any other reason than those stated in (i) through (vii) above, or under any other circumstances than those stated in this paragraph, shall be a “Termination Without Cause”.

A “Resignation for Good Reason” shall be deemed to occur if you resign your employment within sixty (60) days of the occurrence of any of the following that occur without your written consent: (i) a loss of the title of Vice President of Sales (except during the 12 months following a Change in Control (as defined above with no material reduction in duties or responsibilities); (ii) a material reduction in duties or responsibilities; (iii) any reduction in your Base Salary or any Target Bonus (other than a reduction comparable in percentage to a reduction affecting the Company’s executives generally); (iv) any material reduction in your benefits (other than a reduction affecting the Company’s personnel generally); or (v) a Company-mandated relocation of your principal place of employment or your current principal residence by more than 50 miles from its respective Oregon location immediately prior to the resignation; provided however, that a Resignation for Good Reason shall not be effective until thirty (30) days following delivery by you of a written notice to the Company stating that you are resigning your employment and that such resignation constitutes Resignation for Good Reason. The Company may at its discretion, during the 30 day period, review the Reasons for Termination and may reverse the conduct which gave rise to Good Reason, thereby reversing the Resignation for Good Reason. A resignation of your employment for any other reason or under any other circumstances shall be a “Resignation Without Good Reason”.

TriQuint’s mandatory drug test policy requires that all new hires be tested for drugs prior to their first day of work. Therefore this offer is contingent upon passing a pre-employment drug test prior to your start date.

TriQuint provides an excellent benefit package including Life, Medical, Dental and Disability insurance. This plan also has a “Section 125” option allowing you to pay all medical expenditures with pre-tax dollars. We also offer a 401(k) plan, a stock purchase plan of up to 15% of your base salary, and a

AN EQUAL OPPORTUNITY AFFIRMATIVE ACTION EMPLOYER

profit sharing plan. You will also be eligible for our relocation benefits as outlined in the attached Relocation Summary.

Todd, I believe this is a terrific opportunity and that you will be highly successful in leading the Sales Organization. I look forward to your becoming a part of our team and helping us build a great company.

Please indicate your acceptance of this offer by signing the enclosed copy along with the Confidentiality agreement, and return them to me by Wednesday, April 14, 2004.  If you have any questions, please give me a call at 503-615-9400.

Sincerely,

/s/ Ralph Quinsey

Ralph Quinsey
President/CEO

I have read and understand the above offer and accept under the conditions indicated. I plan to start work on April 21, 2004.

/s/ Todd A. Debonis	April 9, 2004
Signature	Date

Enclosure

AN EQUAL OPPORTUNITY AFFIRMATIVE ACTION EMPLOYER

Summary of Relocation Benefits (Executive)

1)               One house hunting trip for you and your spouse for up to five days. Expenses to be reimbursed include: Airfare for you and your spouse, hotel (reasonable costs), meals at a per-diem rate of $25.00 per day, per adult, and one compact rental car will be reimbursed.

2)               One move ofhousehold goods, including the full costs of normal professional services for packing and shipment of household goods, and full insurance for common household goods will be provided.

3)               Reimbursement for Realtor commission of up to 6% upon the sale of your house, payable upon submission of sales closing documents.

4)               The costs associated with shipping up to 2 standard size personal automobiles, smaller family-size cars or pickup trucks personally owned by the employee at the time of the offer of employment. (See relocation policy for relocations of less than 500 miles)

5)               Airfare will be provided by TriQuint at the most competitive standard coach fare for the employee and immediate family to travel to the new location.

6)               Up to 2 months of temporary lodging for you and your immediate family will be provided if necessary. It is important to plan the arrival of household goods at the time when the new residence will be available for occupancy. No expenses are provided after occupancy in new residence.

7)               Up to 30 days of storage including moving the goods from storage into the new residence.

8)               28,000.00 (less payroll taxes), will be paid you on your starting date at the new location as a relocation allowance. This allowance is intended to cover all expenses not otherwise specifically provided for such as deposits, hook-up of household utilities and appliances, installation of telephone and cable television, car registration, driver’s license, storage of household goods, and additional tax liabilities incurred as a result of the relocation.

There are exclusions under our policy for moving large or unusual goods, or hazardous materials. The representative from Graebel Van Lines will discuss these with you.

TriQuint has contracted with Graebel Moving company to provide moving services to employees who relocate to join TriQuint. You will be contacted by a representative of Graebel before the move to discuss the process with you. You may also be contacted by a real estate firm specializing in relocations to your new area. They will give you detailed information about the area and answer your questions to help you prepare for your move.

If you voluntarily terminate employment prior to completing one year of continuous regular employment, all expenses provided under this policy must be repaid to TriQuint Semiconductor, Inc. If you have questions regarding your relocation, please contact Human Resources.

AN EQUAL OPPORTUNITY AFFIRMATIVE ACTION EMPLOYER